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                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC  20549

                                   FORM 8-K

                            CURRENT REPORT PURSUANT
                         TO SECTION 13 OR 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934


                               January 12, 1998
                               ----------------
                       (Date of earliest event reported)

                               Bird Corporation
                               ----------------
            (Exact Name of Registrant as Specified in Its Charter)

                                 Massachusetts
                                 -------------
                (State or Other Jurisdiction of Incorporation)

        0-828                                    04-3082903
        -----                                    ----------
(Commission File Number)                (IRS Employer Identification No.)


     1077 Pleasant St., Suite 120, Norwood, MA       02062
     -----------------------------------------       -----
      (Address of Principal Executive Offices)    (Zip Code)

                                (781) 551-0656
                                --------------
             (Registrant's Telephone Number, Including Area Code)

                                      N/A
                                      ---
         (Former Name or Former Address, if Changed Since Last Report)
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Item 5.  Other Events.

On January 12, 1998, Bird Corporation (the "Registrant") entered into an Agreement and Plan of Merger (the "Merger Agreement") with CertainTeed Corporation ("CertainTeed") and BI Expansion II Corp., a wholly-owned subsidiary of CertainTeed (the "Purchaser"). The Merger Agreement contemplates that CertainTeed will acquire the Registrant through a two-step transaction.

On January 16, 1998, CertainTeed and the Purchaser commenced the first step in the transaction, a cash tender offer (the "Offer") by the Purchaser for all of the outstanding shares of the common stock, $1 par value per share, of the Registrant (the "Common Shares") and all the outstanding shares of the $1.85 Cumulative Convertible Preference Stock, $1 par value per share, of the Registrant (the "Preference Shares," and together with the Common Shares, the "Shares") at a price of $5.50 per Common Share and $20 per Preference Share, which amount will not be adjusted for any dividends accrued and unpaid through the date of the expiration of the Offer. The Offer is currently scheduled to expire at 12:00 midnight, New York City time, on February 13, 1998, unless the Offer is extended (the "Expiration Date").

The Offer is conditioned upon, among other things, (i) there being validly tendered and not withdrawn prior to the Expiration Date such number of Common Shares as would constitute at least 66 2/3% of all outstanding Common Shares (determined on a fully diluted basis on the Expiration Date); (ii) there being validly tendered and not withdrawn prior to the Expiration Date such number of Preference Shares as would constitute at least 66 2/3% of all outstanding Preference Shares (clauses (i) and (ii) together being the "Minimum Condition");
(iii) any waiting period under the Hart-Scott- Rodino Antitrust Improvements Act of 1976, as amended, and the regulations thereunder applicable to the purchase of Shares pursuant to the Offer having expired or been terminated; and (iv) all consents, approvals, orders, or authorizations of, or registrations, declarations, or filings with any governmental authority required or necessary in connection with the offer having been obtained. The Purchaser has reserved the right (subject to obtaining the consent of the Registrant, if required, and the applicable rules and regulations of the Securities and Exchange Commission) to waive or reduce the Minimum Condition and to elect to purchase, pursuant to the Offer, fewer than the minimum number of Shares necessary to satisfy the Minimum Condition. The Purchaser has indicated that it presently does not intend to waive the Minimum Condition.

As soon as is practicable following the consummation of the Offer, assuming approval of the Merger Agreement by the Registrant's stockholders and the satisfaction or waiver of certain other conditions, the Purchaser will be merged with and into the Registrant (the "Merger") and the Registrant will survive the Merger as a subsidiary of CertainTeed. Upon the effectiveness of the Merger, each outstanding Share (other than Shares held by stockholders who perfect their appraisal rights under Massachusetts law, Shares held in Registrant's treasury and Shares held directly by the Purchaser or CertainTeed) will be converted into the right to receive $5.50 in cash, in the case of Common Shares, and $20 in cash, in the case of Preference Shares, which amount will not

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be adjusted for any dividends accrued and unpaid through the date of the consummation of the Merger. The Registrant's outstanding 5% Cumulative Preferred Stock, par value $100 per share, will remain issued and outstanding upon the effectiveness of the Merger and will be called for redemption and retirement as soon as is practicable thereafter at a price equal to $110, plus all accrued and unpaid dividends thereon as of the date of redemption and retirement.

The consummation of the Merger is subject to approval of the Merger Agreement by at least 66 2/3% of the outstanding Common Shares and at least 66 2/3% of the outstanding Preference Shares. The directors of Bird have agreed to tender to CertainTeed all Common Shares and Preference Shares that they own. Such shares represent approximately 40.2% of the Common Shares and 16.2% of the Preference Shares outstanding. If the Minimum Condition is satisfied and the Purchaser accepts for payment and pays for Shares tendered in the Offer, the Purchaser will have sufficient voting power to effect the Merger without the vote of any other stockholder of the Registrant.

The Merger is not subject to a financing contingency. The Registrant's Board of Directors has received a fairness opinion from Lehman Brothers regarding the Offer and the Merger. The closing of the Merger is anticipated during the second quarter of 1998, following distribution of proxy materials to the Registrant's stockholders and approval of the Merger Agreement at a special meeting of stockholders.

The foregoing description of the Merger Agreement, the Offer and the Merger is qualified in its entirety by reference to the Merger Agreement, which is filed as Exhibit 5.1 hereto and which is incorporated herein by reference.

A copy of the press release issued by the Registrant and CertainTeed on January 13, 1998 relating to the above-described transaction is filed as Exhibit 5.2 hereto.

Item 7.  Financial Statements and Exhibits.

     The following exhibits are filed with this Report:

Exhibit 5.1. Agreement and Plan of Merger by and among CertainTeed Corporation, BI Expansion II Corp., and Bird Corporation, dated as of January 12, 1998 (incorporated by reference to Exhibit (c)(1) of the Registrant's
Solicitation/Recommendation Statement on Schedule 14D-9 dated January 16, 1998).

Exhibit 5.2. Press Release issued by the Registrant and CertainTeed Corporation on January 13, 1998 (incorporated by reference to Exhibit (a)(5) of the Registrant's Solicitation/Recommendation Statement on Schedule 14D-9 dated January 16, 1998).

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                                   SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                        BIRD CORPORATION
                                        (Registrant)


                                        By:  /s/ Frank S. Anthony
                                             ----------------------------
                                             Name: Frank S. Anthony
                                             Title: Vice President

Date:  January 30, 1998

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